EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement For AK Steel’s Coshocton Works

West Chester, OH, September 23, 2019 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3462, have ratified a new 46 month labor agreement covering about 300 hourly production and maintenance employees at the company’s Coshocton (OH) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on September 20, 2019 in Coshocton. The agreement will be in effect until July 31, 2023.
“We appreciate the work of the Union leadership with our management team to achieve a contract at Coshocton Works,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement continues to provide a competitive and flexible labor contract for AK Steel and our Coshocton employees.”
AK Steel’s Coshocton Works manages a variety of stainless steel finishing operations.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

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